Exhibit 5.1

Marc A. Recht

T: (617) 937-2323

mrecht@cooley.com

April 1, 2015

ZIOPHARM Oncology, Inc.

One First Avenue, Parris Building 34, Navy Yard Plaza

Boston, Massachusetts 02129

Ladies and Gentlemen:

We have acted as counsel to ZIOPHARM Oncology, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the sale by the selling stockholder (the “Selling Stockholder”) named in the Prospectus Supplement (as defined below) of up to 11,722,163 shares of the Company’s Common Stock, $0.001 par value per share (the “Shares”), pursuant to the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on February 2, 2015 (File No. 333-201826), the related prospectus included in the Registration Statement (the “Base Prospectus”) and the prospectus supplement relating to the offer and sale of the Shares filed with the Commission on April 1, 2015, pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Certificate of Incorporation and Bylaws, as currently in effect, and the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the accuracy, completeness and authenticity of certificates of public officials. Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, the filing of this opinion as an exhibit to a current report of the Company on Form 8-K and the incorporation by reference of this opinion in the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Sincerely,

COOLEY LLP

By:	/s/ Marc A. Recht
Marc A. Recht

500 BOYLSTON STREET, BOSTON, MA 02116-3736  T: (617) 937-2300  F: (617) 937-2400  WWW.COOLEY.COM